Exhibit 23.4

DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
May 31, 2019
Evolution Petroleum Corporation
1155 Dairy Ashford, Suite 425
Houston, Texas 77079
Ladies and Gentlemen:
We hereby consent to the use of the name DeGolyer and MacNaughton, to the incorporation by reference of information taken from our report of third party dated August 14, 2018, and from our report entitled “Report as of June 30, 2018 on Reserves and Revenue of Certain Properties owned by Evolution Petroleum Corporation,” and to the use of our reports entitled “Report as of June 30, 2017 on Reserves and Revenue of Certain Properties owned by Evolution Petroleum Corporation,” “Report as of June 30, 2016 on Reserves and Revenue of Certain Properties owned by Evolution Petroleum Corporation,” “Report as of June 30, 2015 on Reserves and Revenue of Certain Properties owned by Evolution Petroleum Corporation,” and “Appraisal Report as of June 30, 2014 on Certain Properties owned by Evolution Petroleum Corporation” for the fiscal years ended June 30, 2018, June 30, 2017, June 30, 2016, June 30, 2015, and June 30, 2014, respectively, in the Registration Statement on Form S-3 of Evolution Petroleum Corporation to be filed on or about May 31, 2019, as referenced in the Annual Report on Form 10-K for the year ended June 30, 2018, of Evolution Petroleum Corporation, filed on September 10, 2018. We further consent to the reference to our firm under the heading “Experts” in such Registration Statement.
Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716